Exhibit 10.2

Bristol-Myers Squibb Company

345 Park Avenue New York, NY 10154-0037 212 546-3135 Fax 212 546-9513

James D. Robinson III

          Chairman

October 31, 2006

Mr. James M. Cornelius

Chief Executive Officer

c/o Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154

Re:	Compensation Package

Dear Jim:

On behalf of Bristol-Myers Squibb Company (the “Company”), I am pleased to summarize the principal terms of the compensation package being provided to you by the Company for your services as Chief Executive Officer on an interim basis, to which position you were elected on September 12, 2006.

1.

Duties; Time Commitment. You will be a full-time employee of the Company having all of the duties and responsibilities that are commensurate with your position. In addition, you will be expected to have an active role in assisting the Company in securing a non-interim replacement Chief Executive Officer (the “Replacement Chief Executive Officer”) and transitioning your duties to such successor. Subject to business travel, you will be expected to spend at least four days per week in the Company’s offices in New York or New Jersey, and will be permitted to work remotely on other days. You will continue your service on the Board of Directors of the Company, but you will no longer serve as a member of the Compensation and Management Development Committee or the Audit Committee and will not be eligible to participate in the non-employee directors’ compensation program.

2.

Term. It is contemplated that your employment with the Company as Chief Executive Officer will be effective for a maximum period ending on December 31, 2007, subject to earlier termination upon commencement of employment of the Replacement Chief Executive Officer. Of course, since you will be an at-will employee, at the discretion of you or the Board of Directors of the Company (the “Board”), your employment may be terminated at any time.

3.	The following summarizes the principal financial arrangements with respect to your employment term:

•

Base Salary. Effective September 12, 2006, you will be entitled to a base salary at the rate of $1,250,000 per annum, payable in arrears on a bi-weekly basis in accordance with the Company’s standard payroll practices.

•	Bonus. You will be entitled to an annual target bonus opportunity at the rate of 170% of base salary, a portion of which will be guaranteed and non-guaranteed as described below.

•

Guaranteed Bonus. The portion of your target bonus for the period September 30, 2006 through March 31, 2007 (i.e., 170% of six months of base salary) will be guaranteed at target and paid if you continue to serve as Chief Executive Officer at least until the earlier of (i) March 31, 2007 and (ii) the commencement of employment of the Replacement Chief Executive Officer as Chief Executive Officer (or (1) if you are earlier terminated by the Company without “Cause” (as defined below), (2) if you earlier terminate by reason of your death or Disability (as defined below) or (3) in the event of an earlier “qualified termination” of your employment following a Change in Control (as defined in the Company’s Executive Performance Incentive Plan)). This bonus will be paid at the same time as 2007 bonuses are scheduled to be paid to executives under the Company’s Executive Performance Incentive Plan for 2007 (the “2007 PIP”) (i.e., in the first quarter of 2008) or, if earlier, upon a “qualified termination” of your employment following a Change in Control.

•

Non-Guaranteed Incentive Plan Bonus. You will also be entitled to participate in the 2007 PIP with a target amount equal to 170% of nine months of your base salary. You will be subject to the terms and conditions of the 2007 PIP, including the achievement of performance criteria set by the Compensation and Management Development Committee and such committee’s right of negative discretion as to the bonus amount. The bonus that you will be eligible for under the 2007 PIP will be prorated based on the portion of the nine-month period during 2007, after March 31, 2007, that you are employed as Chief Executive Officer. For the sake of clarity, such bonus shall become payable if you are employed by the Company on December 31, 2007; if you are terminated by the Company, prior to December 31, 2007, without Cause; or if you voluntarily resign upon the Replacement Chief Executive Officer commencing employment as Chief Executive Officer. If (i) you voluntarily resign prior to the earlier of (x) December 31, 2007 and (y) the commencement of employment of the Replacement Chief Executive Officer as Chief Executive Officer, or (ii) you are terminated by the Company for Cause, you shall not be eligible for the portion of the bonus described in this paragraph. In the event of cessation of your service as Chief Executive Officer as a result of death or “Disability” (as defined in the Company’s 2002 Stock Incentive Plan) during the period from June 15, 2007 through December 31, 2007, you shall not be prorated as to the award amount, but shall be treated as if you were employed as Chief Executive Officer through December 31, 2007. To the extent provided in, and in accordance with, the 2007 PIP, you will also be entitled to the bonus described in this paragraph in the event of a “qualified termination” of your employment following a Change in Control.

•

Stock Option. On November 1, 2006, you will be granted a nonqualified stock option to purchase 360,000 shares of the Company’s common stock. The option will become vested as to 50% (or 6/12ths) of the shares subject thereto on the earlier of March 31, 2007 and the commencement of employment by the Replacement Chief Executive Officer as Chief Executive Officer, provided that on March 31, 2007 or immediately prior to

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commencement of employment by the Replacement Chief Executive Officer as Chief Executive Officer, as the case may be, you are employed as Chief Executive Officer of the Company or you were earlier terminated by the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company (and fulfilled the release obligations in the grant) or as otherwise provided in the grant upon death or Disability. The remaining portion of the stock option will become vested at a rate of 1/12th of the total option shares per month for each full month of service as Chief Executive Officer after March 31, 2007. Your right to exercise the stock option will be subject to the standard stock appreciation requirements of the stock option grant, including waiver of such condition upon your death and following a “Change in Control” (as defined in the Company’s 2002 Stock Incentive Plan) of the Company. If, at the time you cease to serve as Chief Executive Officer (other than as a result of a termination for misconduct or other conduct deemed detrimental to the interests of the Company or your voluntary resignation prior to the commencement of employment by the Replacement Chief Executive Officer as Chief Executive Officer) a portion of your stock option has not fully vested, the Compensation and Management Development Committee will, in its sole discretion, accelerate all or a portion (or none) of the unvested stock option based on its evaluation of the performance of you and the Company during your service as Chief Executive Officer. In the event of your “qualifying termination” (as defined in the Company’s 2002 Stock Incentive Plan) as Chief Executive Officer of the Company during the three-year period following a Change in Control, the stock option will become fully vested. You shall have the right to exercise the vested portion of the stock option for the full stock option term, unless you are terminated by the Company for misconduct or other conduct deemed detrimental to the interests of the Company. The other terms and conditions of the stock option will be in accordance with the Company’s standard form of nonqualified stock option agreement under the Company’s 2002 Stock Incentive Plan. The form of grant is annexed hereto as Exhibit A.

•	Interim Service Support.

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Housing in New York City. Since you reside in Indiana and your position with the Company is temporary, the Company will provide you with an apartment in New York, New York to reside in during the period you are serving as Chief Executive Officer. The Company has taken a lease on a furnished apartment at the rate of $25,500 per month, which will be available for your use during such period. The Company will also pay for utilities in such apartment. You shall be responsible for all other costs of utilization of the apartment. During the period you are serving as Chief Executive Officer, the lease amount will be treated as taxable income to you to the extent required by applicable law, and there will be no income tax gross up.

•

Company Aircraft: For security reasons, you will be required to use the Company’s aircraft for all travel purposes, provided that utilization for commuting and personal use will be subject to an annual cap based on the incremental cost to the Company of $300,000 in 2006 and $600,000 in 2007 (prorated for the portion of 2007 that you are employed as Chief Executive Officer). The use of the aircraft by you and your spouse will be taxable to you in accordance with Internal Revenue Code requirements (as opposed to incremental cost), and you will be entitled to a full income tax gross up in respect of this benefit such that you will have no after-tax cost for such usage.

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•

Company Car and Driver. For security reasons, you will be entitled to use of a Company car and driver for all travel purposes. The use of the Company car and driver will be taxable to you in accordance with Internal Revenue Code requirements (as opposed to incremental cost), and you will be entitled to a full income tax gross up in respect of this benefit such that you will have no after-tax cost for such usage.

•	Employee Benefits. While employed by the Company, you will be eligible to participate in the health, welfare, pension and savings plans that are available to U.S. salaried employees.

•

280G Excise Tax Treatment. You will be entitled to an excise tax gross up as set forth in Exhibit B hereto in certain situations. You will not be entitled to any other special benefits upon a Change in Control of the Company, except as otherwise specifically provided herein.

•

No Severance Benefits: Voluntary Termination. You will not be entitled to any severance benefits under the Company’s Severance Plan or otherwise upon termination of your employment. In the event of your voluntary resignation from the Company, you will forfeit any unvested and/or unearned equity and cash incentive awards, except as otherwise specifically provided herein.

•	Indemnification. You will be indemnified for your actions or inactions as Chief Executive Officer in accordance with the Company’s By-Laws.

•	Definition of Cause. The term “Cause” shall mean any basis of termination pursuant to the Company’s Severance Plan for which termination severance is not payable.

•	Confidentiality. To the extent that you have not already done so, you shall be required to sign the Company’s standard confidentiality and intellectual property agreements.

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Jim, we are excited about your serving the Company as Chief Executive Officer on an interim basis. Please feel free to contact me if you have any questions or concerns regarding your compensation package as outlined above. If this letter accurately reflects your understanding as to your compensation package for serving as Chief Executive Officer of the Company on an interim basis, please sign and date one copy of this letter and return the same to me for the Company’s records.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ James D. Robinson III
Name: James D. Robinson III
Title: Chairman of the Board of Directors

The foregoing accurately reflects our understanding regarding my compensation package for serving as Chief Executive Officer of the Company on an interim basis, and I hereby confirm my agreement to the same.

Dated: October 30, 2006	/s/ James M. Cornelius
James M. Cornelius

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EXHIBIT A

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

Bristol-Myers Squibb Company

2002 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Bristol-Myers Squibb Company (the “Company”) has granted you an option to purchase a number of shares of the Common Stock of Bristol-Myers Squibb Company, (the “Option”), at the specified price set forth in the above Grant Summary. The Expiration Date of the grant is                     , 2016. This grant is subject in all respects to the terms, definitions and provisions of the Bristol-Myers Squibb Company 2002 Stock Incentive Plan (the “Plan”) adopted by the Company.

This Option is granted upon and subject to the following terms and conditions:

1.

Vesting Schedule and Exercise Threshold.   Except as specifically set forth below, this Option will vest in the following manner: (a) 50% will vest on the earlier of (i) March 31, 2007 and (ii) the start date of employment as such of a non-interim successor Chief Executive Officer (the “Replacement Chief Executive Officer”); and (b) 1/12 will vest at the end of each additional full month of service beginning with April 2007 such that the final 1/12 will vest on September 30, 2007.

In addition to the vesting provisions stated above, 100% of the Option award is subject to a price appreciation exercise threshold. The Option may only be exercised once the Company’s common stock achieves a closing price of $             and remains at or above that closing price for seven (7) consecutive trading days during the Option term. This price appreciation exercise threshold shall not apply in the case of your death or on or following a change in control of the Company.

2.

Option Exercise and Payment.   To exercise the Option, in whole or in part, you must notify the Company’s designated broker/agent in a manner designated by the Plan Administrator. This notification will be effective upon receipt by the Company’s designated broker/agent and must be received on or before the specified Expiration Date. If the specified Expiration Date falls on a day that is not a regular business day at the Company’s executive office in New York City or broker/agent’s office, then the exercise notification must be received on or before the last regular business day prior to the Expiration date.

Payment must be made in the form of a wire transfer, personal check, or money order, payable in U.S. dollars and on a U.S. bank to the order of the Company’s designated broker/agent; or by authorizing the Company’s designated broker/agent to sell the shares acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price, applicable brokerage fees, and any withholding and/or taxes and applicable fees resulting from such exercise as described in Section 3 hereof; or, if not problematic under local law, by delivery of a certificate or certificates for shares of Common Stock of the Company owned by you for at least six months having a fair market value at the date of exercise equal to the purchase price for such shares, or in a combination of the foregoing; provided, however, that payment in shares of Common Stock of the Company will not be permitted unless at least 100 shares of Common Stock are required and delivered for such purpose. Any stock certificate or certificates so delivered must be endorsed, or accompanied by an appropriate stock power, to the order of Bristol-Myers Squibb Company, with the signature guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange. In lieu of the physical delivery of certificate(s), you may submit certificates by attestation.

No shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirement of any stock exchange upon which the shares may then be listed.

3.

Withholding and Employment Taxes Upon Exercise of Option.   You must pay the Company upon its demand any amount for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of your exercise of options or the transfer of shares thereupon. You may satisfy your withholding tax obligations by authorizing the Company’s designated broker/agent to sell an appropriate number of shares being issued on exercise to cover the federal, state, local and FICA taxes. If on the date of exercise, you are an executive officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, you must use share withholding to satisfy the obligation to pay federal, state, local and FICA taxes to be withheld on the exercise.

4.

Non -Transferability.   You may transfer, in whole or in part, this Option grant to members of your immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which your family members and/or trusts are the only partners. For this purpose, immediate family members mean our spouse, parents, children, stepchildren, grandchildren and legal dependants. Any transfer of options made under this provision will not be effective until notice of such transfer is delivered to the Company.

5.	Termination of Employment.

(a)    Disability.   If you cease to be so employed by reason of disability, entitling you to receive payments under a disability pay plan of the Company, you shall be treated for vesting purposes as though you remained in the employ of the Company until the earlier of (i) cessation of payments under the disability pay plan, (ii) death, and (iii) attainment of 65th birthday. The Option will not lapse until the Expiration Date, subject to the terms of the Plan unrelated to termination of employment.

(b) Death. If you die while you are employed by the Company, the Option will become 100% vested and will not lapse until the Expiration Date, subject to the terms of the Plan unrelated to termination of employment; provided that with regard to death prior to November 1, 2007, the foregoing vesting acceleration shall not apply unless the Plan permits the Compensation and Management Development Committee to accelerate vesting during such period and the Compensation and Management Development Committee elects to do so.

(c) Other. If you resign from the Company prior to the earlier of April 1, 2007 or the start date of employment of the Replacement Chief Executive Officer as Chief Executive Officer, or if you are involuntarily terminated for misconduct or other conduct deemed detrimental to the interests of the Company, any unvested Option shares will lapse on your termination date. If your employment is terminated by the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company, prior to April 1, 2007, you will be entitled to 50% of the options subject to this award provided you sign a General Release and comply with the other provisions of this Agreement, All unvested options will be forfeited upon a termination of employment, except as provided herein, provided that if at the time you cease to serve as Chief Executive Officer (other than as a result of your termination for misconduct or other conduct deemed detrimental to the interests of the Company or by your voluntary resignation prior to the commencement of employment of the Replacement Chief Executive Officer as Chief Executive Officer) a portion of the grant has not become vested, the Compensation and Management Development Committee will, in its sole discretion, accelerate all or a portion (or none) of the unvested Option based on its evaluation of the performance of you and the Company during your service as Chief Executive Officer.

(d) Change in Control. The Option shall be subject to the treatment set forth in subsection (14) of the Plan with respect to acceleration of vesting upon a qualifying termination during the three-year period following a change in control of the Company.

(e) Option Term. In all cases of termination of employment other than your termination for misconduct or other conduct deemed detrimental to the interests of the Company, you will have the remainder of the term to exercise the vested portion of the Option, subject to the terms of the Plan unrelated to termination of employment.

6.

Forfeiture in the Event of Competition and/or Solicitation or other Detrimental Acts. You acknowledge that your continued employment with the Company is sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by paragraph 6.

a)	You expressly agree and covenant that during the Restricted Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

i)

own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one per cent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

ii)

be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company. You may, however, be actively connected with a Competitive Business after your employment with the Company terminates for any reason, so long as your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection;

iii)

take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

iv)

employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or who has been employed by the Company within one year of the date your employment with the Company ceased for any reason whatsoever;

v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

vi)

contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

vii)

engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

b)	Forfeiture. If the Company determines that you have violated any provisions of paragraph 6(a) above during the Restricted Period, then you agree and covenant that:

i)	any portion of the Option (whether or not vested) that has not been exercised as of the date of such determination shall be immediately rescinded;

ii)	you shall automatically forfeit any rights you may have with respect to the Option as of the date of such determination; and

iii)

if you have exercised all or any part of the Option within the twelve-month period immediately preceding a violation of paragraph 6(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock with a fair market value (determined on the date of such demand) equal to the gain realized by you upon such exercise.

c)	Definitions. For purposes of this paragraph 6, the following definitions shall apply:

i)

The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

ii)	“Restricted Period” means the period during which you are employed by the Company and twelve months following the date that you cease to be employed by the Company for any reason whatsoever.

d)

Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of paragraph 6 are fair and reasonable and are reasonably required for the protection of the Company. In the event that any part of this Agreement, including, without limitation, paragraph 6, is held to be unenforceable or invalid, the remaining parts of paragraph 6 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in paragraph 6 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

e)

Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

7.

Adjustments in the Event of Change in Stock. Notwithstanding anything in this Option Agreement to the contrary, if prior to the Expiration Date any changes occur in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the aggregate number and class of shares under the Plan, and the number, class and price of share subject to outstanding options or awards shall be adjusted appropriately by the Committee, whose determination shall be conclusive.

8.

Data Privacy. By entering into this Agreement, you (a) authorize the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of options and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company to store and transmit such information in electronic form.

9.

Binding Effect. All decisions or interpretations of the Board of Directors or the Committee with respect to any question arising under the Plan or under this Option Agreement shall be binding, conclusive and final.

10.	Waiver. The waiver by the Company of any provision of this Option shall not operate as or be construed to be a subsequent waiver of the same provision or waiver or any other provision hereof.

11.

Construction. This Option shall be irrevocable during the Option period and its validity and construction shall be governed by the laws of the State of New York. The terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling.

Bristol-Myers Squibb Company

By:
Senior Vice President

I understand that this option has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company, and it is expected that during my employment I will retain the stock I receive upon the exercise of this option consistent with the Company’s share retention guidelines in effect at the time of exercise of this award. In accepting this grant, I hereby agree that Smith Barney, or such other vendor as the Company may choose to administer the p!an, may provide the Company with any and all account information necessary to monitor my compliance with the Company’s Share Retention Policy during my employment.

I hereby agree to the foregoing terms and conditions and accept the grant of the option subject thereto.

EXHIBIT B

PARACHUTE TAX INDEMNITY PROVISIONS

In the event that you become entitled to any amounts payable in connection with a “Change in Control” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Company (whether or not such amounts are payable pursuant to this letter) (the “CiC Payments”‘), if any of such CiC Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to you an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax (taking into account the loss of itemized deductions) and employment tax and Excise Tax upon the payment provided for by this Exhibit, shall be equal to the present value of the Total Payments. If any portion of the Total Payments would be subject to the imposition of the Excise Tax, and if a reduction of the Total Payments by an amount not exceeding 10% of the Safe Harbor Amount (as defined below) would avoid the imposition of the Excise Tax on you, the Total Payments shall be reduced to the extent necessary (but not more than 10% of the Safe Harbor Amount and only to the extent necessary) to result in no imposition of the Excise Tax on you. This cut-back provision shall apply to amounts and benefits payable under this letter which are designated in writing by you prior to the applicable payment date or, if no designation has been made, to payments and benefits under this letter as determined by the Company so as to minimize the amount of your compensation that is reduced (i.e., the payments that to the greatest extent are parachute payments shall be reduced to the extent authorized hereunder). “Safe Harbor Amount” shall mean one dollar less than 300% of the “base amount” as determined in accordance with Section 280G(b)(3) of the Code.

For purposes of determining whether any of the CiC Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)

The payments under this letter and any other payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether pursuant to the terms of this letter or any other plan, arrangement or agreement with the Company, any person or entity whose actions result in a Change in Control or any person or entity affiliated with the Company or such person or entity) (which together constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel selected by the Company’s independent auditors and reasonably acceptable to you (the “Tax Counsel”), such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(ii)

The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments and (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above), provided, however, that no payment or benefit shall be treated as subject to the Excise Tax or as a parachute payment if you have effectively waived in writing, prior to your date of termination, your right to receive such payment or benefit; and

(iii)	The value of any non-cash benefits or any deferred payments or benefit shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation (taking into account the loss of itemized deductions) in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on your date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of your termination, you shall repay to the Company, within ten days after the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you to the extent that such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined. In the event that the subsequent determinations as to the Excise Tax affect the calculations relating to the cut-back provisions, such amounts will be recalculated and the provisions of this Exhibit applied based on the revised calculations, with interest applied to any payments by either party at the rate provided in Section 1274(b)(2)(B) of the Code.

Nothing in this Exhibit is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to you and the repayment obligation null and void.

To the extent applicable, it is intended that this Exhibit comply with the provisions of Section 409A of the Code, and this Exhibit shall be construed and applied in a manner consistent with this intent. In the event that any payment under this Exhibit is determined by the Company to be in the nature of deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed between the parties to ensure that such payments comply with the applicable provisions of Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder.

Sincerely,

James D. Robinson III Chairman